DISTRIBUTION REINVESTMENT AND CASH PURCHASE PLAN
FOR COMMON STOCKHOLDERS OF ROYCE VALUE TRUST, INC.

What is the Distribution Reinvestment and Cash Purchase Plan?
The Distribution Reinvestment and Cash Purchase Plan (the “Plan”) offers common stockholders of Royce Value Trust, Inc. a prompt and simple way to reinvest net investment income dividends and capital gains and other periodic distributions in shares of the Fund’s common stock. Such payments to stockholders from time to time are referred to in this outline as “distributions.” It is the Fund’s present policy, which may be changed by the Board of Directors, to distribute substantially all of its net investment income and net realized capital gains, if any, to its stockholders at least annually. The Plan also allows you to make optional cash investments in shares of the Fund’s common stock through the Plan Agent and to deposit certificates representing your Fund shares with the Plan Agent for safekeeping.

Computershare Trust Company, N.A. (“Computershare” or the “Plan Agent”), acts as Plan Agent for stockholders in administering the Plan. You may contact the Plan Agent directly by calling 1 (800) 426-5523 between 9:00 a.m. and 5:00 p.m., Monday through Friday, via the Internet at www.computershare.com/investor or via written instructions to the following address:

Computershare
c/o Royce Value Trust, Inc.
P.O. Box 30170
College Station, TX 77842-3170

The contents of this outline are qualified in all respects by the complete terms and conditions of the Plan that accompany this outline.

What does the Plan offer?
The Plan has two components: (i) the reinvestment of distributions in shares of the Fund’s common stock, and (ii) a voluntary cash purchase feature.

• Reinvestment of distributions
By participating in the Plan, your distributions will be promptly paid to you in additional shares of common stock of the Fund, thereby increasing your holdings in the Fund. If the Fund declares a distribution, you will automatically receive shares of the Fund’s common stock. The number of shares to be issued to you will be determined by dividing the total amount of the distribution payable to you by the lower of (i) the last reported sale price of a share of the Fund’s common stock on the valuation date, which will normally be the fifth business day following the record date, or (ii) the net asset value per share on the valuation date, provided that in all cases the Fund will not issue new shares at a discount of more than 5% from the last reported sale price on that date.

• Voluntary cash purchase
Plan participants have the option of making voluntary investments in shares of the Fund’s common stock through the Plan Agent. You may invest $100 or more monthly. The Plan Agent will purchase shares for you on the New York Stock Exchange or otherwise in the open market on or about the 15th day of each month. If you hold shares that are registered in your own name, you should contact the Plan Agent directly to make cash purchases. Please send your check (in U.S. dollars drawn against a U.S. bank), made payable to “Computershare-Royce Value Trust, Inc.”, to the following address:

Computershare
c/o Royce Value Trust, Inc.
P.O. Box 30170
College Station, TX 77842-3170

Your cash investment will be held by the Plan Agent until the following month’s investment date and will not earn interest. The Plan Agent will not accept cash, traveler’s checks, money orders or third-party checks. You may cancel a voluntary cash payment if you provide written, telephone or Internet notice that is received by the Plan Agent not less than two business days before the purchase date.

Who can participate in the Plan?
If your shares of common stock of the Fund are registered in your own name, you will automatically participate in the distribution reinvestment component of the Plan, unless you have indicated that you do not wish to participate and instead wish to receive dividends and capital gains distributions in cash. The cash purchase component of the Plan is optional, as described below.

How does the custody of shares work?
All shares that are issued to you in payment of distributions or that are purchased by you through voluntary cash purchases are held in the name of the Plan Agent or its nominee and the shares are added to your balance in the Plan. You also have the option of depositing your common stock certificates with the Plan Agent for safekeeping, as described in Paragraph 9 of the Plan, and the shares will be included in your share balance in the Plan and held in the same manner as noted above. The Plan Agent will send a confirmation statement to you shortly after any activity in your account.

Is there a cost to participate?
There is no charge payable by participants for receiving distributions in additional Fund shares, since the Plan Agent’s fees and expenses are paid by the Fund.

For purchases from voluntary cash payments, participants must pay a service fee of $0.75 for each monthly investment and a per share fee of $0.05 on all open-market purchases. Per share fees include any brokerage commissions the Plan Agent is required to pay. These charges will be deducted from amounts to be invested.

Each sale of Fund shares held under the Plan is subject to a $2.50 service fee and a per share fee of $0.15. Per share fees include any brokerage commissions the Plan Agent is required to pay. These charges will be deducted from any sale proceeds to be paid.

May I withdraw from the Plan and/or sell shares?
You may withdraw from the Plan and/or sell shares held under the Plan, each as described in more detail below.

You may withdraw from the Plan without penalty at any time by written, telephone or Internet notice to the Plan Agent. Your withdrawal will be effective as specified in Paragraph 13 of the Plan. The Plan Agent will convert any fractional shares you hold at the time of your withdrawal to cash at the then-current market price and send you a check for the proceeds less any applicable fees. Upon the effectiveness of your withdrawal, you will receive subsequent distributions in cash instead of shares. If at any time you wish to re-enroll in the Plan, simply send written, telephone or Internet instructions to the Plan Agent.

If you withdraw from the Plan, at your option you will either receive without charge a certificate issued in your name for all full shares or, if you request, the Plan Agent will sell all of the shares in your Plan account (including any other Fund shares deposited by you) through a broker selected by it and send you the proceeds, less a service fee of $2.50 and a per share fee of $0.15.

You may also opt at any time to sell some or all of your shares by written, telephone or Internet notice to the Plan Agent. In that case, the Plan Agent will sell all requested full and fractional shares and send the proceeds via check to your address of record after deduction of a service fee of $2.50 and a per share fee of $0.15.

Also, you may sell your shares through your financial advisor through the Direct Registration System (“DRS”). DRS is a service within the securities industry that allows Fund shares to be held in your name in electronic format. You retain full ownership of your shares, without having to hold a share certificate. You should contact your financial advisor to learn more about any restrictions or fees that may apply to sales effected through DRS.

If at any time you elect to sell shares where the net proceeds will exceed $10,000, your written instructions signed by all registered owners must have signatures guaranteed. A signature guarantee verifies the authenticity of your signature and may be obtained from banks, brokerage firms and any other guarantor that the Plan Agent deems acceptable.

How do participating stockholders benefit?
• You will build holdings in the Fund easily and automatically, at no brokerage cost for the reinvestment of distributions in Fund shares and at reduced cost in the case of voluntary cash purchases.

•   You will receive a detailed account statement from the Plan Agent, showing total dividends and distributions, additional cash payments, date of investment, shares acquired and price per share, and total shares of record held by you and by the Plan Agent for you. You will be able to vote all shares held for you by the Plan Agent at stockholder meetings.

•   As long as you participate in the Plan, the Plan Agent will hold the shares it has acquired for you and from other participants in safekeeping, in non-certificated form. This convenience provides added protection against loss, theft, or inadvertent destruction of certificates.

Can the Plan be amended or terminated?
Either Royce Value Trust, Inc. or Computershare may amend or terminate the Plan. Participants will be sent written notice at least 30 days before the effective date of any amendment. In case of termination, participants will be sent written notice of the termination at least 30 days before the record date of any distribution by the Fund. Please see Paragraphs 16 and 17 of the Plan for more information.

DISTRIBUTION REINVESTMENT AND CASH PURCHASE PLAN OF ROYCE VALUE TRUST, INC.

Royce Value Trust, Inc., a Maryland corporation (the “Fund”), hereby adopts the following plan the “Plan”) with respect to net investment income dividends and capital gains and other periodic distributions declared by its Board of Directors on shares of its Common Stock and to voluntary cash purchases of shares of its Common Stock:

1.
Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains and other periodic distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Fund.

2.
Such dividends and distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the dividend and/or distribution involved. Unless a stockholder specifically elects otherwise, such stockholder will receive all dividends and/or distributions in full and fractional shares of the Fund’s Common Stock, and no action shall be required on such stockholder’s part to receive a distribution in stock.

3.
The number of shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the lower of (i) the last reported sale price at the close of regular trading on the New York Stock Exchange on the valuation date fixed by the Board of Directors for such distribution, which will normally be the fifth business day following the record date, or (ii) the net asset value per share on the valuation date (but not less than 95% of the last reported sale price on that date).

4.
A stockholder may, however, elect to receive dividends and distributions in cash. To exercise this option, such stockholder shall notify the Plan Agent in writing, by telephone or through the Internet so that such notice is received by Computershare prior to the record date fixed by the Board of Directors for the dividend and/or distribution involved.

5.
Computershare will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash (each, a “Participant”). Computershare will hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in Computershare’s name or that of its nominee. Upon notice in writing, by telephone or through the Internet by a Participant to the Plan Agent that is received by the Plan Agent prior to the record date, Computershare will, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares payable to the Participant and a check for any fractional share less any applicable fees.

6.
A Participant has the option of sending additional funds to Computershare, in any amount of at least $100, for the purchase in the open market of shares of the Fund’s Common Stock for his or its account. Such voluntary payments will be so invested by Computershare on or about the 15th day of each month, and in no event more than 35 days after such date, except where necessary to comply with applicable Federal securities laws, rules, or regulations. Participants may initiate voluntary cash payments by sending a check (in U.S. dollars drawn against a U.S. bank) payable to “Computershare-Royce Value Trust, Inc.”. Computershare will not accept cash, traveler’s checks, money orders or third-party checks. Funds received less than 2 business days prior to a purchase date will be held by Computershare until the next purchase date. A Participant may cancel his entire voluntary cash payment by written, telephone or Internet notice so long as such notice is received by Computershare not less than two business days before such payment is to be invested in Fund shares. If a Participant’s check for a voluntary cash purchase is returned unpaid for any reason, Computershare will consider the request for investment of such funds null and void. Computershare will immediately remove from the Participant’s Plan account those shares, if any, purchased upon the prior credit of such funds and will immediately sell such shares. Computershare also will sell any additional shares from the Participant’s Plan account as necessary to cover any losses or fees.

7.
The investment of funds provided in connection with voluntary cash purchases may be made by Computershare on any securities exchange where shares of the Fund’s Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as Computershare shall determine. Participant funds held by Computershare uninvested will not bear interest, and Computershare shall have no liability in connection with any inability to purchase shares within 35 days after its receipt of funds or with the timing of any purchases effected. Computershare shall have no responsibility as to the value of the shares of the Fund’s Common Stock acquired for any Participant’s Plan account and may commingle funds of Participants for the purpose of cash investments. The weighted average price (including per share fees) per share of all shares purchased by Computershare shall be the price per share allocable to each Participant in connection with the relevant cash investment.

8.
Computershare will confirm to each Participant each acquisition of shares made pursuant to the Plan as soon as practicable. Although each Participant may from time to time have an undivided fractional interest (computed to six decimal places) in a share of Common Stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant’s account. In the event of a Participant’s withdrawal from the Plan as described in Paragraph 13 or any termination of the Plan as described in Paragraph 16, Computershare will adjust for any such undivided fractional interest in cash at the market value of the Fund’s shares less any applicable fees, at the time of such withdrawal or termination.

9.
A Participant may deposit certificates for shares of the Fund’s Common Stock with Computershare for safekeeping. The deposited shares will be credited to the Participant’s account and will be treated in all respects in the same manner as shares issued to, or purchased for, the Participant’s account. All certificates should be sent with written instructions to deposit the certificates in the Participant’s Plan account. Such certificates are not required to be endorsed and should be sent by registered or certified mail, return receipt requested, to:

Computershare
c/o Royce Value Trust, Inc.
P.O. Box 30170
College Station, TX 77842-3170

10.
Computershare will forward to each Participant any Fund-related proxy solicitation materials and each Fund report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

11.
In the event that the Fund makes available to its Common Stockholders rights to purchase additional shares or other securities, the shares held by Computershare for each Participant under the Plan will be will be added to any other shares held by the Participant in certificated form in determining the number of rights to be issued to the Participant.

12.
Computershare’s service fee, if any, for administering the Plan will be paid for by the Fund. Participants will be charged a $0.75 service fee for each voluntary cash purchase and a per share fee of $0.05 on all open market purchases. These charges will be deducted from amounts to be invested. Each sale of Fund shares held under the Plan is subject to a $2.50 service fee and a per share fee of $0.15. These charges will be deducted from any sale proceeds to be paid. All per share fees include any brokerage commissions Computershare is required to pay.

13.
Each Participant may withdraw from the Plan without penalty at any time by written, telephone or Internet notice to the Plan Agent. Such withdrawal will take effect when such notice is received by Computershare except as otherwise provided in this Paragraph 13. In the event a Participant’s notice of withdrawal is received near a record date for an account whose dividends and distributions are to be reinvested in Fund shares, Computershare, in its sole discretion, may either distribute such dividends and distributions in cash or reinvest them in Fund shares on behalf of the withdrawing Participant. In the event such distribution is reinvested in Fund shares, Computershare will process the withdrawal as soon as practicable, but no later than five business days after the reinvestment is completed. The Plan Agent will convert any fractional shares held by the Participant at the time of such withdrawal to cash at the then-current market price and send a check for the proceeds to such Participant less any applicable fees. Upon the processing of such withdrawal, subsequent dividends and distributions will be received by the withdrawing Participant in cash instead of shares.

14.
A Participant may elect by telephone, Internet or written notice to Computershare at any time, including in connection with a withdrawal from the Plan, to sell some or all of the Participant’s shares held under the Plan. Computershare will process all sale instructions received no later than five business days after the date on which such notice is received, assuming the relevant markets are open and sufficient market liquidity exists (and except where deferral is required under applicable federal or state laws, rules, or regulations). Such sale will be made through Computershare’s broker on the relevant market and the sale price will not be determined until such time as the broker completes the sale. In each case the price to each Participant shall be the weighted average sale price obtained by Computershare’s broker net of fees for each aggregate order placed by Computershare and executed by the broker. To maximize cost savings, Computershare will seek to sell shares in round lot transactions. For this purpose

Computershare may combine your shares with those of other selling Participants. Any proceeds from the sale of a Participant’s shares will be sent via check to the Participant’s address of record after deduction of the above-described service and per share fees.

If a Participant elects to sell shares where the net proceeds will exceed $10,000, written instructions signed by all registered owners must have signatures guaranteed. A signature guarantee verifies the authenticity of your signature and may be obtained from banks, brokerage firms and any other guarantor that the Plan Agent deems acceptable.

15.
Also, a Participant may sell his or her shares through his or her financial advisor through the Direct Registration System (“DRS”). DRS is a service within the securities industry that allows Fund shares to be held in the Participant’s name in electronic format. The Participant retains full ownership of his or her shares, without having to hold a share certificate. A Participant should contact his or her financial advisor to learn more about any restrictions or fees that may apply to sales effected through DRS.

16.
The Plan may be terminated by the Fund or by Computershare upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any such termination, Computershare will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to Computershare in advance of such termination to have Computershare sell part or all of his or its shares and remit the proceeds to the Participant, Computershare is authorized to deduct a $2.50 service fee and a per share fee of $0.15 from the sale proceeds.

17.
These terms and conditions may be amended or supplemented by Computershare or by the Fund at any time but, except when necessary or appropriate to comply with applicable federal or state laws, rules, or regulations or the rules or policies of any other regulatory authority or agency, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, Computershare receives written notice of the Participant’s withdrawal from the Plan. Any such amendment may include an appointment by Computershare in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by Computershare under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Fund held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

18.
Computershare will at all times act in good faith and use commercially reasonable efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with all applicable federal and state laws, rules, and regulations, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by Computershare’s negligence, lack of good faith or willful misconduct or that of its employees or agents.

19.	These terms and conditions shall be governed by the laws of the State of New York.

April 2014

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